As filed with the Securities and Exchange Commission on March 9, 2007

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	20-8370041
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1310 Chesapeake Terrace
Sunnyvale, California 94089
(Address of Principal Executive Offices including Zip Code)

Accuray Incorporated 2007 Incentive Award Plan

(Full Title of the Plan)

Euan S. Thomson, Ph. D.	Copy to:
Chief Executive Officer	Michael W. Hall, Esq.
Accuray Incorporated	Latham & Watkins LLP
1310 Chesapeake Terrace	140 Scott Drive
Sunnyvale, California 94089	Menlo Park, California 94025
(408) 716-4600	(650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.001 per share	9,000,000(2)	$24.525(3)	$220,725,000	$6,776.26

(1)       This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Accuray Incorporated 2007 Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)       Represents 4,500,000 shares of Common Stock reserved for issuance upon the exercise of stock options that may be granted under the Accuray Incorporated 2007 Incentive Award Plan plus an additional 4,500,000 shares of Common Stock that may become reserved for issuance under the Accuray Incorporated 2007 Incentive Award Plan pursuant to Section 3.1(a) thereof.

(3)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, on the basis of the average of the high ($25.00) and low ($24.05) prices of the Common Stock as reported on The Nasdaq Stock Market on March 2, 2007.

Proposed sale to take place as soon after the effective date of the Registration
Statement as outstanding shares are purchased.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)          The Registration Statement on Form S-1, as amended (File No. 333-138622), and as declared effective on February 8, 2007; and

(b)         The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 7, 2007 (File No. 001-33301), including any subsequently filed amendments and reports updating that description.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating  that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement.  Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4.    Description of Securities

Not Applicable.

Item 5.           Interests of Named Experts and Counsel

Not Applicable.

Item 6.           Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•                  any breach of the director’s duty of loyalty to us or to our stockholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•                  any transaction from which the director derived an improper personal benefit.

                If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

                In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we entered into indemnification agreements with each of our current directors, officers, and some employees before the completion of this offering. These agreements provide for the indemnification of our directors, officers, and some employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Item 7.           Exemption From Registration Claimed

 Not applicable.

Item 8.           Exhibits

 See Index to Exhibits on page II-5.

Item 9.           Undertakings

(a)           We hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of  securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 9th day of March 2007.

ACCURAY INCORPORATED

By: /s/ Euan S. Thomson
Euan S. Thomson, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Euan S. Thomson and Robert E. McNamara and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Euan S. Thomson	President and Chief Executive Officer and	March 9, 2007
Euan S. Thomson, Ph.D	Director (principal executive officer)

	Senior Vice President, Chief Financial	March 9, 2007
/s/ Robert E. McNamara	Officer (principal financial and
Robert E. McNamara	accounting officer)

/s/ Wayne Wu	Chairman of the Board and Director	February 28, 2007
Wayne Wu

/s/ John R. Adler, Jr.	Director	February 28, 2007
John R. Adler, Jr., M.D.

/s/ Ted T. C. Tu	Director	March 9, 2007
Ted T. C. Tu

/s/ Robert S. Weiss	Director	March 9, 2007
Robert S. Weiss

/s/ Li Yu	Director	February 28, 2007
Li Yu

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Latham & Watkins LLP.
10.5(1)	Accuray Incorporated 2007 Incentive Award Plan and forms of agreements relating thereto.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.
24.1	Power of Attorney (see page II-4).

(1)                                  Incorporated by reference in the Company’s Registration Statement on Form S-1 (No. 333-138622) declared effective on February 8, 2007.